Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

We prepared the following unaudited pro forma condensed combined financial statements based on the historical consolidated financial statements of MTBC, Inc. (“MTBC”) as adjusted to give effect to the following transactions (the “Transactions”):

●	Our acquisition of CareCloud Corporation (“CareCloud”), which consists of all of the assets and liabilities of CareCloud with an effective date of January 8, 2020, and
●	Our acquisition of Etransmedia Technology, Inc., and its wholly owned subsidiaries, (“ETM”), which consist of substantially all of the assets and the assumption of certain liabilities of ETM with an effective date of April 1, 2019.

CareCloud and ETM are collectively referred to as the “Acquired Businesses.”

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2019 give effect to the transactions as if each of them had occurred on January 1, 2019. The unaudited pro forma condensed combined balance sheet as of December 31, 2019 gives effect to the acquisition of CareCloud as if it had occurred on December 31, 2019.

The pro forma condensed combined statements of operations include adjustments for our acquisitions under Article 11 of Regulation S-X. The results of the transactions are shown for the periods prior to their acquisition by MTBC.

We determined that the CareCloud and ETM transactions each involved the acquisition of a business, and considering the guidance in Rule 11-01(d) of Regulation S-X, met the significance test of Rule 8-04 of Regulation S-X.

The CareCloud audited financial statements as of December 31, 2019 and 2018, and for the years then ended, appear elsewhere in this Form 8-K/A.

We have based the pro forma adjustments upon available information and certain assumptions that we believe are reasonable under the circumstances. We describe in greater detail the assumptions underlying the pro forma adjustments in the accompanying notes, which you should read in conjunction with these unaudited pro forma condensed combined financial statements. In many cases, we based these assumptions on estimates. The actual adjustments to our audited consolidated financial statements will depend upon a number of factors. Accordingly, the actual adjustments that will appear in our consolidated financial statements will differ from these pro forma adjustments, and those differences may be material.

We account for our acquisitions using the acquisition method of accounting for business combinations under generally accepted accounting principles used in the United States (“GAAP”), with MTBC being considered the acquiring entity. Under the acquisition method of accounting, the total consideration paid is allocated to an acquired company’s tangible and intangible assets, net of liabilities, based on their estimated fair values as of the acquisition date.

We provide these unaudited pro forma condensed combined financial statements for informational purposes only. These unaudited pro forma condensed combined financial statements do not purport to represent what our results of operations or financial condition would have been had the transactions actually occurred on the assumed dates, nor do they purport to project our consolidated results of operations or financial condition for any future period or future date.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2019

	MTBC	January 1, 2019 to Mar 31, 2019 ETM	MTBC + Previously Acquired Subtotal	CareCloud	Pro Forma Adjustments		Pro Forma Combined
	(in thousands, except per share data)
Net revenue	$64,439	$2,067	$66,506	$33,354	$-		$99,860
Operating expenses:
Direct operating costs	41,186	2,716	43,902	21,169	-		65,071
Selling and marketing	1,522	-	1,522	6,782	-		8,304
General and administrative	17,912	1,141	19,053	6,501	(732)	(1)	24,822
Research and development	871	-	871	13,733	-		14,604
Change in contingent consideration	(344)	-	(344)	-	-		(344)
Depreciation and amortization	3,006	20	3,026	3,208	1,219	(2)	7,453
Restructuring and impairment charges	219	-	219	-	-		219
Total operating expenses	64,372	3,877	68,249	51,394	487		120,129

Operating income (loss)	67	(1,810)	(1,743)	(18,040)	(487)		(20,269)

Interest expense - net	(121)	-	(121)	(4,212)	4,212	(3)	(121)
Other expense - net	(626)	-	(626)	558	-		(68)
(Loss) income before income taxes	(680)	(1,810)	(2,490)	(21,694)	3,725		(20,458)
Income tax provision	193	2	194	16	-	(4)	210
Net (loss) income	$(872)	$(1,812)	$(2,684)	$(21,709)	$3,725		$(20,668)

Preferred stock dividend	6,386	-	6,386	-	2,090	(3)	8,476
Net (loss) income attributable to common shareholders	$(7,258)	$(1,812)	$(9,070)	$(21,709)	$1,635		$(29,144)

Weighted-average common shares outstanding:
Basic and diluted	12,088						12,088
Loss per share:
Basic and diluted	$(0.60)						$(2.41)

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2019

	MTBC	CareCloud	Acquisition Related Pro Forma Adjustments		Pro Forma Results
	(in thousands)
Cash	$19,994	$808	$(12,661)	(6)	$8,141
Accounts receivable - net	6,995	2,928	(560)	(6)	9,363
Contract asset	2,385	1,013	-		3,398
Inventory	491	-	-		491
Current assets - related party	13	-	-		13
Other current assets	1,123	1,321	-		2,444
Current assets	31,001	6,070	(13,221)		23,850
Property and equipment - net	2,908	374	29	(6)	3,311
Operating lease right-of-use assets	3,526	2,930	(71)	(6)	6,385
Intangible assets - net	5,977	7,472	8,928	(5)	22,377
Goodwill	12,634	-	19,661	(5)	32,295
Other assets	357	540	-		897
Total assets	$56,403	$17,386	$15,326		$89,115

Accounts payable	$3,491	$6,943	$-		$10,434
Accrued compensation	1,836	-	-		1,836
Accrued expenses	2,111	2,388	(127)	(6)	4,372
Operating lease liability (current portion)	1,689	749	77	(6)	2,515
Deferred revenue	20	269	-		289
Accrued liability to related parties	1	-	-		1
Notes payable - other (current portion)	284	7,080	(7,000)	(6)	364
Contingent consideration	-	-	1,000	(6)	1,000
Dividend payable	1,746	-	-		1,746
Total current liabilities	11,178	17,429	(6,050)		22,557
Notes payable - other	83	24,708	(24,708)	(6)	83
Operating lease liability	2,041	2,085	(52)	(6)	4,074
Deferred revenue	18	-	-		18
Deferred tax liability	245	-	-		245
Total liabilities	13,565	44,222	(30,810)		26,977
Preferred stock	3	-	1	(6)	4
Common stock	13	144,026	(144,026)	(6)	13
Additional paid-in capital	69,403	-	19,299	(6)	88,702
Accumulated deficit	(25,076)	(170,862)	170,862	(6)	(25,076)
Accumulated other comprehensive loss	(843)	-	-		(843)
Common shares held in treasury	(662)	-	-		(662)
Total shareholders’ equity (deficiency)	42,838	(26,836)	46,136		62,138
Total liabilities and shareholders’ equity (deficiency)	$56,403	$17,386	$15,326		$89,115

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

CareCloud Corporation (“CareCloud”) was incorporated in the State of Florida on January 5, 2009. On September 19, 2011, CareCloud was reincorporated in the State of Delaware. On January 8, 2020, MTBC, Inc., a Delaware corporation (the “Company” or “MTBC”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with CareCloud, MTBC Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”) and Runway Growth Credit Fund Inc. (“Runway”), solely in its capacity as a seller representative, pursuant to which Merger Sub merged with and into CareCloud (the “Merger”), with CareCloud surviving as a wholly-owned subsidiary of the Company. The Merger became effective simultaneously with the execution of the Merger Agreement. CareCloud was the surviving corporation of the Merger and became a wholly-owned subsidiary of the Company.

The total consideration for the Merger paid at closing was $11.9 million in cash, the assumption of a working capital deficiency of approximately $5.1 million and 760,000 shares of the Company’s Preferred Stock. The Merger Agreement provides that if CareCloud’s 2020 revenues exceed $36 million, there will be an earn-out payment to the seller equal to such excess, up to $3 million. Additional consideration included warrants to purchase 2,000,000 shares of the Company’s common stock, 1,000,000 of which have an exercise price per share of $7.50 and a term of two years, and the other 1,000,000 warrants have an exercise price per share of $10.00 and a term of three years.

In April 2019, MTBC-Med, Inc., (“MED”) a newly-created Delaware corporation and a wholly-owned subsidiary of the Company, entered into an Asset Purchase Agreement (“APA”) with FHI to acquire substantially all of the assets of Etransmedia Technology, Inc., and its wholly owned subsidiaries, (“ETM”). The agreement for sale was signed on April 3, 2019, with the transaction being effective as of April 1, 2019. Pursuant to the APA and subject to the conditions set forth therein, MED paid $1.6 million in cash and assumed certain liabilities in connection with the acquisition.

The audited 2018 and 2019 financial statements of CareCloud were prepared under GAAP. Revenue recognition and the accounting for leases was determined under ASC 606 and ASC 842, respectively, for the year ended December 31, 2019.

NOTES:

(1)	Expenses Directly Attributable to the Transactions — The following are non-recurring transaction expenses for professional and other fees incurred by the Company during the year ended December 31, 2019 associated with the Transactions. Such expenses were not considered in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019.

Non-recurring transaction expenses associated with the Acquired Businesses

	MTBC	ETM	CareCloud	Pro Forma Adjustments
	(in thousands)
Year ended December 31, 2019	$337	$-	$395	$732

(2)	Amortization of Purchased Intangible Assets — We amortize intangible assets over their estimated useful lives. We based the estimated useful lives of acquired intangible assets on the amount and timing in which we expect to receive an economic benefit. We typically assign these intangible assets a useful life of between 3-4 years based upon a number of factors, including contractual agreements and economic factors pertaining to the combined companies.

The estimates of fair value and weighted-average useful lives could be impacted by a variety of factors including legal, regulatory, contractual, competitive, economic or other factors. Increased knowledge about these factors could result in a change to the estimated fair value of these intangible assets and/or the weighted-average useful lives from what we have assumed in these unaudited pro forma condensed combined financial statements. In addition, the combined effect of any such changes could result in a significant increase or decrease to the related amortization expense estimates.

The amortization of intangible assets of our acquisitions, shown below, assumes that the assets were acquired on January 1, 2019.

Amortization expense for the year ended December 31, 2019

	ETM	CareCloud	Total Expense
	(in thousands)
Pro forma amortization expense/adjustment for the period prior to acquisition	$70	$4,065	$4,135
As recorded in the historical financial statements	3	2,913	2,916
Pro forma adjustment	$67	$1,152	$1,219

There was no adjustment for depreciation or amortization not related to purchased intangible assets.

(3)	Interest and Dividends — The interest expense incurred by CareCloud of approximately $4.2 million for the year 2019 has been eliminated to reflect the full payment of CareCloud’s outstanding debt balance as of the acquisition date. Dividends of approximately $2.1 million have been included as an adjustment to reflect the amounts that would have been recorded as a result of the issuance of the Company’s Preferred Stock as part of the consideration for the acquisition.

(4)	Benefit for Income Tax — The income tax effects reflected in the pro forma adjustments are based on an estimated Federal statutory rate of 21% for the year ended December 31, 2019. We did not record a benefit for income taxes for the year ended December 31, 2019, in the unaudited pro forma condensed combined statement of operations since the Company has a valuation allowance recorded against its Federal and state deferred tax asset as of December 31, 2019.

(5)	Intangible Assets — We based our estimates of each intangible asset type/category that we expect to recognize as part of the CareCloud acquisition on the nature of the business and the fair value of contracts that we have entered into with the sellers. We based our estimates on experiences from our prior acquisitions and the types of intangible assets that we recognized as part of those acquisitions. In particular, our experience with our prior acquisitions indicates that customer contracts and customer relationships compose the significant majority of intangible assets for these types of businesses. We based the estimated useful lives of these intangible assets on the useful lives that we have experienced for similar intangible assets in prior acquisitions and on the nature of the assets.

The amounts set forth below reflect the fair value of the intangible assets of CareCloud that we acquired, and their estimated useful lives.

Intangible Assets of CareCloud

		Estimated useful life
	(in thousands)
Customer relationships	$8,900	4 years
Trademark	1,500	3 years
Software	6,000	3 years *
Goodwill	19,661
Total intangible assets	$36,061

*	Amortization will begin when each project is substantially complete and ready for its intended use.

(6)	Preliminary Purchase Price Allocation — We recognize the assets and liabilities acquired at their fair value on the acquisition date, and if there is any excess in purchase price over these values, it is allocated to goodwill.

For the CareCloud acquisition, management has made a fair value estimate of the assets acquired and liabilities assumed as of January 8, 2020. Our model includes assumptions such as revenue growth rates, profitability rates, attrition rates and weighted average costs of capital, where applicable.

The acquisition of CareCloud includes the transfer of all customer relationships and agreements, accounts receivable, property and equipment and the assumption of all trade liabilities. We determined the fair value of the property and equipment acquired by reference to current market prices for such assets, and the value of the assumed liabilities were already stated at fair value or were contractually specified. An adjustment of $29,000 was required to adjust the property and equipment to fair value. The fair value of the accounts receivable was determined based on the subsequent collections and the customers’ payment history.

Included in the purchase price allocation are amounts for customer relationships determined by the Company using the multi-period excess earnings approach which was utilized in previous acquisitions.

If CareCloud’s 2020 revenues exceed $36 million, there will be an earn-out payment to the seller equal to such excess, up to $3 million. The preliminary estimate for the contingent consideration is $1 million and has been included in the purchase price below. Once the contingent consideration amount is finalized, it will be adjusted to fair value at the end of the each reporting period with the change being recorded in earnings.

The Company has engaged a third-party valuation specialist to assist in determining the fair value of the assets and liabilities acquired in the CareCloud acquisition. The allocations of the purchase price for the CareCloud acquisition are preliminary and are subject to revision and will be adjusted in future filings. The final purchase price will be determined when the third-party valuation specialist and the Company have completed the detailed valuations and necessary calculations.

The following table shows the preliminary purchase price allocation and the estimated fair values of the acquired assets and liabilities as of December 31, 2019, the date of our most recent consolidated balance sheet.

Preliminary Purchase Price Allocation

CareCloud
(in thousands)
Cash	$11,853
Preferred shares	19,000
Warrants	300
Contingent consideration	1,000
Total purchase price	$32,153

Accounts receivable	$2,368
Prepaid expenses	997
Contract asset	1,013
Other current assets	324
Property and equipment	403
Operating lease right-of-use assets	2,859
Customer relationships	8,900
Trademark	1,500
Software	6,000
Goodwill	19,661
Other long term assets	540
Accounts payable	(6,943)
Accrued expenses	(2,261)
Current loan payable	(80)
Operating lease liability	(2,859)
Deferred revenue	(269)
Total preliminary purchase price allocation	$32,153